EXHIBIT 4(b)

                     AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     AMENDMENT NO.1, dated as of February 7, 2000 ("this Amendment"), to the Rights Agreement, dated as of April 7, 1997 (the "Rights Agreement"), between XEROX CORPORATION, a New York corporation (the "Company"), and BANKBOSTON, N.A. (f/k/a THE FIRST NATIONAL BANK OF BOSTON), a national banking association, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     1. Section 23 of the Rights Agreement is hereby amended by deleting subsection (c) thereof in its entirety.

     2. The Form of Rights Certificate, attached as Exhibit A to the Rights Agreement, is hereby amended by deleting the last sentence of the sixth paragraph thereof.

     3. The Summary of Rights to Purchase Preferred Stock, attached as Exhibit B to the Rights Agreement, is hereby amended by deleting the last sentence of the paragraph under the heading "Redemption of the Rights" thereof.

     4. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

     5. This Amendment shall be deemed effective as of the date first above written. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     6. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     7. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                       XEROX CORPORATION

                                       By:
                                             -----------------------------
                                       Name:    Eunice M. Filter
                                       Title:   Vice President, Treasurer
                                                and Secretary

Attest:
         ----------------------------
         Name:  Martin S. Wagner
         Title: Assistant Secretary


                                       BANKBOSTON, N.A.  (f/k/a THE FIRST
                                       NATIONAL BANK OF BOSTON)

                                       By:
                                             -----------------------------
                                       Name:
                                       Title:

Attest:
         ----------------------------
         Name:
         Title: